Exhibit 99.2
ZoomInfo Appoints Rob Giglio to Board of Directors
Patrick McCarter to step down from Board

VANCOUVER, WASHINGTON - FEB 25, 2025 - ZoomInfo (NASDAQ: ZI), the Go-To-Market Intelligence platform, today announced the appointment of Rob Giglio to its Board of Directors, effective March 1, 2025. Giglio will serve on the Board’s Nominating and Corporate Governance Committee.
This appointment follows the resignation of Patrick McCarter, which was received and accepted by the Board on February 19, 2025 and will take effect February 28, 2025.
Giglio has over 20 years of experience leading global marketing and sales at many of the world’s most respected software companies. He currently leads the sales and go-to-market teams as Chief Customer Officer at Canva, the hypergrowth design platform used by over 220 million people around the globe.
“Rob is a talented go-to-market leader who drives results while staying focused on the customer, and we are excited to bring his perspective and experience to the Board,” said Henry Schuck, Founder and CEO of ZoomInfo.
“I’m impressed with ZoomInfo’s commitment to delighting its customers and empowering them to grow faster,” Giglio said. “It’s an exciting time to join the Board and I’m looking forward to everything we will accomplish together.”
With Giglio’s appointment, ZoomInfo’s Board of Directors will continue to comprise 10 directors, nine of whom are independent.
On behalf of the Company and the Board, Schuck expressed appreciation to McCarter for his 8 years of service to the company.
“Patrick is someone that I respect deeply and who has been at the table for every strategic decision over nearly a decade,” Schuck said. “His knowledge, engagement, and experience will be missed, and we wish him the best.”
About Rob Giglio
Prior to joining Canva, Giglio served as Chief Customer Officer at HubSpot and Chief Marketing Officer at DocuSign. At HubSpot, he oversaw its flywheel organization, which included marketing, sales, services, and revenue operations.
Giglio also spent 11 years at Adobe, where he led the global sales and GTM team — comprising sales, marketing, digital, and operations professionals — with responsibility for over $7 billion in revenue.
He graduated from San Diego State University with a B.A. in psychology and completed his MBA at the USC Marshall School of Business.

Fourth Quarter and Full-Year 2024 Financial Results
In a separate press release issued today, ZoomInfo issued its fourth quarter and full-year 2024 financial results. A conference call is scheduled to begin today, February 25th, at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time. To participate in the live conference call via telephone, please register here. Upon registering, a dial-in number and unique PIN will be provided to join the conference call. The call will also be webcast live on the Company’s investor relations website at https://ir.zoominfo.com/, where related presentation materials will be posted prior to the conference call. Following the conference call, an archived webcast of the call will be available for one year on ZoomInfo’s Investor Relations website.
About ZoomInfo
ZoomInfo (NASDAQ: ZI) is the Go-To-Market Intelligence Platform that empowers businesses to grow faster with AI-ready insights, trusted data, and advanced automation. Its solutions provide more than 35,000 companies worldwide with a complete view of their customers, making every seller their best seller. ZoomInfo is a recognized leader in data privacy, with industry-leading GDPR and CCPA compliance and numerous data security and privacy certifications. For more information about how ZoomInfo can help businesses with go-to-market intelligence that accelerates revenue growth, please visit www.zoominfo.com.
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Media Contact:
Meghan Barr
Vice President, Brand, Content, and Communications
pr@zoominfo.com
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